Exhibit 99.1

Physicians Formula Successfully Lowers Borrowing Rate by Amending Credit Agreement

AZUSA, CA (July 10, 2008) – Physicians Formula Holdings, Inc. (NASDAQ: FACE) (“Physicians Formula” or the “Company”) today announced that Physicians Formula, Inc., the Company’s wholly-owned subsidiary, has entered into an amendment to its existing senior credit agreement with Union Bank of California, N.A. (the “Agreement”).

The amendment, entered into on July 8, 2008, lowers the applicable interest rates on its term loan and revolving credit facilities by 25 basis points to LIBOR plus 1.75% and Base Rate plus 0.25%, with retroactive effect to July 1, 2008.

“We are very pleased with the strong relationship we enjoy with Union Bank of California, N.A. and believe this credit agreement improvement during a tough credit environment is a testament to the long-term opportunities ahead for our company,” said Joseph Jaeger, Chief Financial Officer of Physicians Formula.

About Physicians Formula Holdings, Inc.

Physicians Formula is one of the fastest growing cosmetics companies operating in the mass market prestige, or "masstige", market. Under its Physicians Formula brand name, created in 1937, the Company develops, markets and distributes innovative, premium-priced products for the mass market channel. Physicians Formula differentiates itself by addressing skin imperfections through a problem-solving approach, rather than focusing on changing fashion trends. Currently, Physicians Formula products are sold in approximately 27,000 stores throughout the U.S. including stores operated by Wal-Mart, Target, CVS, Walgreens and Kroger.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, forward-looking statements can be identified by words such as "anticipates," "estimates", "expects," "believes," "plans," "predicts," and similar terms. These forward-looking statements are based on current expectations, estimates and projections about the Company's business and its industry, based on management's beliefs and assumptions. Forward-looking statements are not guarantees of future performance and the Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such differences include, but are not limited to: the demand for the Company's products; the Company's ability to expand its product offerings; the competitive environment in the Company's business; the Company's operations; the effect of technological and regulatory changes; the Company's cash needs and financial performance; changes in general economic or market conditions; and other factors discussed in the Company's filings with the Securities and Exchange Commission (the "SEC"), including the Risk Factors contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, filed March 11, 2008, and available at www.physiciansformula.com and the SEC's website at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements in this release and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. Unless otherwise required by law, the Company expressly disclaims any obligation to update publicly any forward-looking statements, whether as result of new information, future events or otherwise.

(FACE/F)
Contact:	John Mills / Anne Rakunas
ICR, Inc.
(310) 954-1100